Exhibit 99.1

WMG Acquisition Corp. Announces Launch of Senior Secured Notes Offering

New York, NY – August 5, 2021 – Warner Music Group Corp. (“Warner Music Group” or “WMG”) announced today that through its wholly owned subsidiary WMG Acquisition Corp. (the “Company”) it has commenced a private offering (the “Notes Offering”) of euro-denominated senior secured notes (the “Notes”).

The Company intends to use the net proceeds of the Notes Offering, together with cash on hand, to fund the conditional redemption of all of the Company’s outstanding 3.625% senior secured notes due 2026 which have been called for redemption on August 16, 2021. In the event that the conditions specified in any notice of redemption are not satisfied, such redemption will not occur.

The Notes will be offered in a private offering exempt from the registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”). The Notes will be offered only to qualified institutional buyers pursuant to Rule 144A and to certain persons outside the United States pursuant to Regulation S, each under the Securities Act.

The Notes will not be and have not been registered under the Securities Act and may not be offered or sold within the United States absent registration or an applicable exemption from the registration requirements.

This announcement is not an offer to purchase, a solicitation of an offer to sell or purchase, or a solicitation of an offer to sell or purchase securities with respect to the Notes and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom such an offer, solicitation or sale would be unlawful. The Notes Offering is being made only by the Offering Circular being sent to prospective investors.

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding expectations as to the completion of the Offering and the redemption of the 3.625% senior secured notes due 2026. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from those referred to in the forward-looking statements. More information about Warner Music Group and other risks related to Warner Music Group are detailed in Warner Music Group’s most recent annual report on Form 10-K and its quarterly reports on Form 10-Q and current reports on Form 8-K as filed with the Securities and Exchange Commission. Warner Music Group does not undertake an obligation to update forward-looking statements.

Additional factors that may affect future results and conditions are described in Warner Music Group’s filings with the SEC, which are available at the SEC’s web site at www.sec.gov or at Warner Music Group’s website at www.wmg.com.

MiFID II and UK MiFIR - professionals/ECPs only – No PRIIPs or UK PRIIPs KID Manufacturer target market (MIFID II and UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.

This announcement is only addressed to and directed at persons outside the United Kingdom and persons in the United Kingdom who have professional experience in matters related to investments or who are high net worth persons within Article 12(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 and must not be acted on or relied on by other persons in the United Kingdom.

SOURCE: WMG

Media Contact:

James Steven

James.Steven@wmg.com

Investor Relations Contact:

Kareem Chin

Kareem.Chin@wmg.com

2